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Exhibit 23



IFB Holdings, Inc.
522 Washington
Chillicothe, MO 64601

We consent to the information by reference in this annual report (Form 10-KSB) if IFB Holdings, Inc. of our report dated September 17, 1998 included in the 1998 Annual Report to Shareholders of IFB Holdings, Inc.



By: /s/ Lockridge, Constant & Conrad, LLC
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September 24, 1998
Chillicothe, Missouri